Exhibit 23.12

4 November 2014

Matter No.:878899

Doc Ref: RH/101537324v1v1

(852) 2842 9530

Richard.hall@conyersdill.com

Sky Solar Holdings, Ltd.

Suite 1604, 9 Queen’s Road Central

Hong Kong SAR

Dear Sirs,

Re: Sky Solar Holdings, Ltd. (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with an initial public offering on the NASDAQ Stock Market (the “Public Offering”) of American Depositary Shares (“ADSs”) representing ordinary shares of par value US$0.0001 each to be issued by the Company (“Ordinary Shares”) as described in the prospectus (the “Prospectus”) contained in the Company’s registration statement on Form F-1, as amended (the “Registration Statement” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) filed by the Company under the United States Securities Act 1933 (the “Securities Act”) with the United States Securities and Exchange Commission (the “Commission”).

We hereby consent to the references to our firm under the caption “Corporate History and Structure” on page 56 of the prospectus forming a part of the Company’s registration statement on Form F-1, filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman (Cayman) Limited

Conyers Dill & Pearman (Cayman) Limited